Exhibit 5.1

2001 ROSS AVENUE	ABU DHABI	HOUSTON
DALLAS, TEXAS	AUSTIN	LONDON
75201-2980	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1	DALLAS	PALO ALTO
214.953.6500	DUBAI	RIYADH
FAX +1	HONG KONG	WASHINGTON
214.953.6503
BakerBotts.com

May 17, 2013

Crosstex Energy, Inc.

2501 Cedar Springs

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Crosstex Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,785,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, that may be issued pursuant to the Company’s 2009 Long-Term Incentive Plan (as amended to date, the “Plan”).  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Third Amended and Restated Bylaws, each as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, statutes (including the General Corporation Law of the State of Delaware) and other instruments and documents as we deemed necessary or advisable as a basis for the opinions hereinafter expressed.

In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that, when issued and sold from time to time in accordance with the provisions of the Plan and otherwise in accordance with the terms and conditions of the applicable award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

The opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware and federal laws of the United States, in each case as in effect on the date hereof, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.